Strategic Partners Asset Allocation Funds
Period ended 07/31/06
File number 811-08915

                                 SUB-ITEM 77D(2)

                  Policies With Respect to Security Investment

                    STRATEGIC PARTNERS ASSET ALLOCATION FUNDS

                 Strategic Partners Conservative Allocation Fund
                   Strategic Partners Moderate Allocation Fund
                    Strategic Partners Growth Allocation Fund
                                   (the Funds)

                       Supplement dated June 28, 2006 to
             Prospectus and Statement of Additional Information (SAI )
                           dated September 30, 2005


I. The section of the SAI entitled "Investment Advisory and Other Services-Managers and Advisers" is hereby revised by deleting the existing contractual subadvisory fee rates set out for Marsico Capital Management LLC ("Marsico") with respect to each of the Funds and substituting the following:


0.40% of aggregate assets up to $1.5 billion;
 0.35% of aggregate assets over $1.5 billion*


*For purposes of fee calculation, the assets of the following portfolios and funds subadvised by Marsico and managed or co-managed by Prudential Investments LLC and/or American Skandia Investment Services, Inc. will be aggregated:


(i)American Skandia Trust AST Marsico Capital Growth Portfolio;

(ii)Strategic Partners Mutual Funds, Inc. - Strategic Partners Capital Growth Fund;

(iii)Strategic Partners Asset Allocation Funds - Strategic Partners Conservative Allocation Fund;

(iv)Strategic Partners Asset Allocation Funds - Strategic Partners Moderate Allocation Fund;

(v)Strategic Partners Asset Allocation Funds - Strategic Partners Growth Allocation Fund;

(vi)The Target Portfolio Trust - Large Capitalization Growth Portfolio

(vii)The Prudential Series Fund - Global Portfolio;

(viii)American Skandia Trust AST Advanced Strategies Portfolio; and

(ix)Future large cap growth accounts for which Marsico may provide substantially similar advisory or sub-advisory services and which Marsico, Prudential Investments LLC and/or American Skandia Investment Services, Inc. (as applicable) mutually agree in writing may be included in determining the level of average daily net assets.

II. With respect to the Moderate Allocation Fund and the Growth Allocation Fund, effective on or about July 1, 2006, the contractual subadvisory fee payable to Thornburg Investment Management, Inc. ("Thornburg") under the subadvisory agreement between Thornburg and Prudential Investments LLC will change. The section of the SAI entitled "Investment Advisory and Other
 Services-Managers and Advisers" is hereby revised by deleting the existing contractual subadvisory fee rates set out for Thornburg with respect to the Moderate Allocation Fund and the Growth Allocation Fund and substituting the following new contractual subadvisory fee rates:


0.35% on aggregate assets up to $100 million;
0.30% on aggregate assets over $100 million*


* For purposes of the fee calculation, the assets managed by Thornburg in the Funds will be aggregated with the assets managed by Thornburg in the following funds and portfolios:


(i)Prudential World Fund, Inc. - Strategic Partners International Value Fund;

(ii)American Skandia Trust - AST LSV International Value Portfolio;

(iii)The Prudential Series Fund - SP LSV International Value Portfolio; and

(iv)The Target Portfolio Trust - International Equity Portfolio.

                                *           * *

These changes in subadvisory fees have no effect on advisory fee rates payable by any of the Funds.